Exhibit 10.15

SEPARATION AND MUTUAL RELEASE AGREEMENT

THIS SEPARATION AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is entered into by and among DR. ROBERT F. BURNS (the “Executive”), with an address at The Garden House, Red Copse Lane, Boars Hill, Oxford, OX1 5ER, United Kingdom; and CELLDEX THERAPEUTICS, INC. (the “Employer”), with its principal place of business located at 222 Cameron Drive, Suite 400, Phillipsburg, New Jersey 08865, and together with its parents, divisions, affiliates, and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively referred to herein as the “Company”).

RECITALS

A.            The Executive is employed by the Employer pursuant to an Employment Agreement dated January 17, 2006 (the “Employment Agreement”), serving as the Employer’s President and Chief Executive Officer;

B.            By mutual agreement of the Executive and the Employer, the Executive’s employment will terminate, effective the close of business February 15, 2008 (the “Separation Date”); and

C.            The Executive and the Employer (collectively referred to herein as the “Parties”) believe it to be in their respective best interests to enter into this Agreement to set forth the terms of their respective rights and obligations relating to the Executive’s separation from the Employer.

AGREEMENT

1.             Separation of Employment.  Except as otherwise provided herein, the Parties agree that the Employment Agreement, and Executive’s employment by the Company, shall be terminated as of the Separation Date.  Executive further acknowledges and understands that Executive’s last day of employment with Employer is the Separation Date and that Executive has received all compensation and benefits to which Executive is entitled under the Employment Agreement or otherwise as a result of Executive’s employment with Employer, except as otherwise provided in this Agreement.  Executive understands that, except as otherwise provided in this Agreement, Executive is entitled to nothing further from Company (whether arising under the Employment Agreement or otherwise), including reinstatement by Employer.

2.             Transition Period.  During the period beginning on the day after Executive’s execution and delivery of this Separation Agreement to Employer and ending on the Separation Date (the “Transition Period”), Executive shall not be required to render services to Employer on the Employer’s premises or otherwise; provided, however, Executive shall hold himself available to consult with Employer by telephone at reasonable times during the Transition Period.  During the Transition Period, subject to Executive’s compliance with the preceding sentence and the other terms of this Agreement, Executive shall remain on Employer’ payroll, shall be paid base salary (at the rate in effect immediately prior to the Transition Period) in accordance with Employer’s customary payroll practices, and shall be entitled to participate in Employer’ then-current benefit plans and programs to the extent and on the same basis that Executive participated in such plans and programs prior to the Transition Period.

3.             Mutual Releases.

(A)          In consideration of the payments and other compensation set forth below in Section 5, and the release provided by Employer below in Section 3.(B), Executive hereby releases, waives, discharges and gives up any and all Claims (as defined below) that Executive may have against Company, arising on or prior to Executive’s execution and delivery of this Agreement to Employer.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, incentive compensation, unvested stock options, restricted stock awards, vacation pay, sick pay, expense reimbursement, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, including, but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (“ADEA”), OSHA, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the New Jersey Civil Rights Act, as each may be amended from time to time, as well as any and all laws of the United Kingdom, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.  This releases all Claims including those of which Executive is not aware and those not mentioned in this Agreement. Executive specifically releases any and all Claims arising out the Employment Agreement, Executive’s employment with Employer, and/or the termination thereof or therefrom.  Nothing in this Agreement shall preclude Executive from:  (A) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; (B) exercising Executive’s rights, if any, under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA; or (C) subject to the terms and conditions set forth below in Section 5.(E), exercising Executive’s vested options.

(B)          In consideration of the release provided by Executive in Section 3.(A) above, Employer hereby releases, waives, discharges and gives up any and all rights which it may have against Executive arising out of Executive’s employment or the termination thereof or the circumstances related thereto, or by reason of any other matter, cause or thing whatsoever arising on or prior to Employer’s execution of this Agreement.  Notwithstanding the foregoing, nothing herein shall be deemed to release Executive from any of Executive’s acts or omissions involving or arising from fraud, deceit or theft, or from any and all actions and claims by Company against Executive for contribution and/or indemnification of any action or claim brought by any third party arising out of Executive’s acts or omissions while employed by Employer.

4.             Representations; Covenants.  Executive hereby represents and warrants to Company that:  (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against Company, nor has Executive agreed to do any of the foregoing; (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Company that has been released in this Agreement; and (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against Company.  In addition, Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Claim against Company based upon or relating to any Claim released by Executive in this Agreement.

5.             Consideration.  In consideration of Executive’s execution, delivery and non-revocation of is Agreement, Employer shall:

(A)          Pay to Executive the sum of (i) GBP 250,000, representing his annual base salary as in effect immediately prior to the Transition Period, (ii) GBP 75,000 (as previously deferred 2006 bonus), and (iii) GBP 75,000 (as the agreed-upon severance bonus), in each case less applicable withholdings and other customary payroll deductions, in installments, as follows:  (i) GBP 33,333.33 (less applicable withholdings and other customary payroll deductions) monthly, for nine (9) consecutive months, to be paid no later than the 15th day of each month, with the first payment commencing no later than March 15, 2008 and the final payment occurring no later than November 15, 2008; plus (ii) GBP 100,000.00 (less applicable withholdings and other customary payroll deductions) no later than December 15, 2008; and

(B)          Continue to provide to Executive all benefits provided under Subsections 3.C.(3), 3.C.(4) and 3.C.(6) of the Employment Agreement (to the extent permitted by the Company’s insurance carriers) through the twenty-four (24) month anniversary of the Separation Date; and

(C)          Accelerate all of Executive’s outstanding options and/or equity awards such that they shall become fully and immediately vested on the Separation Date, to the extent not already so provided under the terms of such options and equity awards.  Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options subject to the preceding sentence were granted, the Executive shall be entitled to exercise such options until three (3) years from the Separation Date or the expiration of the stated period of the option, whichever period is shorter; and

(D)          Contribute GBP 7,300 into Executive’s UK Standard Life pension plan on or about the Separation Date.

Executive acknowledges, understands, and agrees that Executive is not otherwise entitled to receive all of the payments and other compensation set forth above in Section 5(A) through 5(D), and further acknowledges, understands, and agrees that nothing in this Agreement shall be deemed to be an admission of liability on the part of Company.  Executive agrees that Executive will not seek any further payments, benefits, or other consideration or relief from Company.

6.             Taxes, Indemnification.  Executive acknowledges, understands, and agrees that he shall be solely responsible for complying, and expressly agrees to comply, with all United Kingdom or other laws applicable to Executive and/or Company concerning the reporting of income, payment of taxes, and otherwise, with respect to the payments and other compensation set forth above in Section 5.  Executive agrees to indemnify Company for any liability for taxes, interest or penalties assessed by any government or governmental revenue agency against Company as a result of Executive’s failure to pay taxes that may be due and owing on the payments and other compensation set forth above in Section 5.

7.             Cooperation With Investigations/Litigation.  Executive agrees, upon Company’s request, to reasonably cooperate in any Company investigations, inquiries, and/or litigation regarding events that occurred during Executive’s tenure with Employer.

8.             Non Disparagement; Restrictions on the Executive.  Executive agrees not to make any defamatory or derogatory statements concerning Company Provided inquiries are directed to Employer’s Chief Financial Officer or President, Employer shall disclose to prospective employers information limited to Executive’s dates of employment and last position held by Executive.  Executive acknowledges, understands, and agrees that Sections 5.A., 5.B., 5.C., and 5.D. of the Employment Agreement shall survive the termination of the Employment Agreement, amended only such that the applicable restricted period for the restrictions set forth in Section 5.0 (inclusive of Subsections (1), (2), and (3)) shall commence on the date of Executive’s execution and delivery of this Agreement to Employer and ending on November 15, 2008.

9.             Remedies.  If Executive breaches any term or condition of this Agreement, it shall constitute a material breach of this Agreement and in addition to and not instead of Company’s other remedies hereunder or otherwise at law or in equity, Executive shall be required to immediately, upon written notice from Company, return the payments paid by Employer pursuant to Sections 5, less 10% of the payments paid by Employer thereunder. Executive agrees that if Executive is required to return these payments, this Agreement shall continue to be binding on Executive, and Company shall be entitled to enforce the provisions of this Agreement as if such payments had not been repaid by Executive and Employer shall have no further payment obligations to Executive pursuant to Section 5 hereof.  Executive shall have no automatic repayment obligations if Executive were to challenge the ADEA waiver only.

10.          Surrender of Company Property.  Executive agrees that he will surrender to Employer, no later than the Separation Date, all property belonging to, or purchased with the funds of, Company, and any equipment (including computers and cell phones), employee or security identification or access codes, pass codes, keys, credit cards, swipe cards, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Executive by reason of his employment with Employer and in Executive’s possession or under his custody or control relating to the operations, business or affairs of Company or its customers. Executive agrees that Executive will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company documents.

11.          Who is Bound.  Employer and Executive are bound by this Agreement.  Anyone who succeeds to Executive’s rights and responsibilities, such as the executors of Executive’s estate, is bound and anyone who succeeds to Employer’ rights and responsibilities, such as their respective successors and assigns, is also bound.

12.          Construction of Agreement.  In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this hereof or thereof, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.  This Agreement and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules.  Employer and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey.  EMPLOYER AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

13.          Opportunity For Review.

(A)          Executive represents and warrants that Executive:  (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Agreement, (vii) understands that Executive is responsible for Executive’s own attorney’s fees and costs, (viii) has had the opportunity to review this Agreement with counsel, (ix) understands the Executive has been given twenty-one (21) days and to review this Agreement before signing it and that if Executive does not sign and return this Agreement to Employer (Attn: Charles Schaller, Chairman of the Board) within the time frame provided, Employer shall have no obligation to enter into this Agreement, Executive shall not be entitled to the payments or other compensation set forth in Section 5 of this Agreement, and (x) this Agreement is valid, binding and enforceable against the parties in accordance with its terms.

(B)          This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (Attn: Charles Schaller, Chairman of the Board) by Executive.  The parties understand and agree that Executive may revoke this Agreement after having executed and delivered it to Employer by so advising Employer (Attn: Charles Schaller, Chairman of the Board) in writing no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Agreement to Employer.  If Executive revokes this Agreement, it shall not be effective or enforceable, and Executive shall not be entitled to all of the payments or other compensation set forth in Section 5 of this Agreement.

[Signatures on Following Page]

Agreed to and accepted by, on this 8th day of October, 2007

Sworn and subscribed to before me	EXECUTIVE:
this day of October, 2007

/s/ Robert F. Burns
Notary Public of the State of New Jersey	Dr. Robert F. Burns

Agreed to and accepted by, on this 19th day of October, 2007

EMPLOYER:

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony Marucci
Anthony S. Marucci
Vice President and
Chief Financial Officer